Newy1:155130:1:8/4/99
28507-20
                             STOCK OPTION AGREEMENT


                  AGREEMENT made as of the 28th day of July, 1999 by and between D.H. Blair Investment Banking Corp., having its executive offices at 44 Wall Street, New York, NY 10005 ("Blair"), and JERRY FINKELSTEIN, residing at The Carlyle Hotel, Room 1907, 35 East 76th Street, New York, NY 10021 ("Finkelstein").


                                                W I T N E S S E T H:

                  WHEREAS, Finkelstein desires to acquire from Blair, and Blair desires to grant to Finkelstein, an option to purchase 100,000 shares of common stock of News Communications, Inc. (the "Company") owned by Blair.

                  NOW, THEREFORE, for $10.00 and other good and valuable consideration, the sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

                  1. Grant of Option. Upon the terms and subject to the conditions set forth herein, Blair hereby grants to Finkelstein the right and option (the "Option") to purchase 100,000 shares of the Company's common stock at an exercise price of $2.25 per share. Finkelstein may exercise all or part of the Option any time and from time to time until July 28, 2004.

                  2. Method of Exercising Option. Finkelstein may exercise the Option by delivering to Blair (i) a written notice stating the number of shares of common stock that Finkelstein has elected to purchase at that time from Blair and (ii) full payment of the purchase price of the shares of common stock then to be purchased. Payment of the purchase price for the shares of common stock upon any exercise of the Option may be made by certified or bank cashier's check payable to the order of Blair or by wire transfer subject to the instructions of Blair, together with such amount as Blair shall, in its sole discretion, deem necessary to satisfy any tax obligation arising by reason of the transfer of such shares of common stock.

                  3. Issuance of Common Stock upon Exercise of Option. As promptly as practicable after receipt of such written notification of Finkelstein's election to exercise the Option and full payment of such purchase price, Blair shall transfer to Finkelstein the number of shares of common stock with respect to which the Option has been so exercised and shall deliver to Finkelstein a certificate or certificates therefor, duly endorsed in blank or accompanied by appropriate stock powers in Finkelstein's name.

                  4. Securities Law Acknowledgments. Finkelstein acknowledges that the shares of common stock issued upon exercise of the Option may not be registered under applicable securities laws, that such shares of common stock purchased upon the exercise of the Option must be held indefinitely unless subsequently registered under the applicable securities laws or unless an exemption therefrom is available. The shares of common stock issued pursuant to the terms of this Agreement shall represent fully paid and nonassessable shares of common stock.

                  5.   Transferability.   The  Option  may  be   transferred  by
Finkelstein only to a member of Finkelstein's immediate family or pursuant to applicable laws of descent and distribution.

                  6. Rights as Stockholder. Finkelstein shall have no rights as a stockholder with respect to any share of common stock covered by the Option until Finkelstein shall have become the holder of record of such share of common stock, and no adjustment shall be made for dividends or distributions or other rights in respect of such share of common stock for which the record date is prior to the date upon which Finkelstein shall become the holder of record thereof.

                  7. Notice. Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered to the party for whom it is intended at such address as may, from time to time, be designated in a notice mailed or delivered to the other party as herein provided; provided that, unless and until some other address be so designated, all notices or communications shall be mailed or delivered to the parties at their addresses first set forth above.

                  8. Entire Agreement. This Agreement sets forth the complete understanding of Blair and Finkelstein with respect to the subject matter hereof and supersedes all prior understandings, whether oral or written.

                  9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to principles of conflicts of law).

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.


                                   D.H. BLAIR INVESTMENT BANKING CORP.



                              By:  ____________________________________
                                    Name:
                                    Title:


                                    ---------------------------------
                                    Jerry Finkelstein